Exhibit 99.1

Bazaarvoice, Inc.

Fiscal First Quarter 2015 Financial Results Conference Call

September 3, 2014

Operator: Greetings and welcome to the Bazaarvoice Fiscal First Quarter 2015 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to Miss Linda Wells, Director of Investor Relations. Thank you, Miss Wells. You may now begin.

Linda Wells: Good afternoon and welcome to today’s conference call to discuss Bazaarvoice financial results for the first fiscal quarter of 2015 ended July 31st, 2014. I’m joined today by Gene Austin, our Chief Executive Officer and President; and Jim Offerdahl, our Chief Financial Officer. Following the remarks from Gene and Jim, we’ll have a question and answer session. Please note that we are simultaneously webcasting this call on our Investor Relations website at investors.bazaarvoice.com. The earnings release with our results for the first quarter fiscal quarter of 2015 was issued after the market closed today.

Please remember that certain statements made during this call, including those concerning our business outlook and guidance, growth plans and opportunities, potential acquisitions, outlook on legal matters, sales execution and the ability to capitalize on our opportunities are all forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions that are described in our SEC filings, including the Risk Factors section of our Form 10-K for the fiscal year ended April 30th, 2014 filed with the SEC on June 26th, 2014, and our Form S-1 filed with the SEC on June 12th, 2012, as well as other documents that we may file with SEC in the future. Should any of the risks or uncertainties materialize or should any of our assumptions prove to be incorrect, actual results could differ materially and adversely from those anticipated or implied in these forward-looking statements.

In addition, forward-looking statements are based on currently available information and we undertake no duty to update this information. Additional cautionary language regarding these forward-looking statements is further described in today’s press releases.

On June 4th, 2014, Bazaarvoice entered into a definitive agreement to divest PowerReviews, LLC, the successor to PowerReviews, to Wavetable labs, LLC. The terms of this transaction were approved by the DOJ on June 26th, 2014 and the transaction closed on July 2nd, 2014. Wavetable subsequently changed its name to PowerReviews. As a result of the divestiture, in accordance with accounting guidance, we reported the results of operations and financial position for PowerReview as discontinued operations with the condensed consolidated statement of operations and balance sheet for all period presented as of April 30th, 2014. Accordingly, PowerReview’s revenues related expenses and loss on disposal net of tax are components of loss from discontinued operations in the condensed consolidated statement of operations for the three months ended July 31st, 2014, and 2013. The statement of cash flows is reported on a combined basis without separately presenting cash flows from discontinued operations for all the periods presented.

Some of the numbers that we will discuss today during this call will be presented on a non-GAAP basis. Today’s press release together with the accompanying tables contains the calculations of these non-GAAP financial measures and a full reconciliation between each non-GAAP measure and its corresponding GAAP measure, including the reconciliation of non-GAAP to GAAP operating results from continuing and discontinued operations.

With that, I would now like to turn the call over to Gene.

Gene Austin: Thank you, Linda, and thank you all for attending today’s call. I am pleased to report strong financial results for the first quarter of our Fiscal 2015 year. We exceeded our guidance across the board, delivering total revenue growth of 14% year-over-year while also making excellent progress on EBITDA sequentially. In addition to our strong financial performance, we delivered record client launches, good new account acquisitions, excellent adoption of our new offerings and completed the divestiture of the PowerReview’s assets back in July.

We have commented in past calls that we believed our revenue growth rates were at or near the bottom, and with the overall performance of the business in the first quarter we are confident that the fourth quarter of last year did indeed mark the bottom of our growth rates. Also, with the strength of Q1, we are raising our estimates for our overall revenue this year to $188.5 million to $191.5 million.

Before I talk about some of the specifics for the first quarter, let me cover our financial performance. Total revenue was 46 million, an increase of 14% versus Q1 of last year and exceeding our guidance of $43.5 to $44.5 million. Recall that in our last call we discussed a large client expected to not renew as a result of a client-specific business issue. In Q1 we received an early termination fee to release the client of any further obligation. Excluding the one-time impact from the termination fee, our revenue growth rate would have been 12%.

Adjusted EBITDA for the quarter was a loss of $5.3 million, better than guidance of a loss of $6 to $7 million and a nice improvement from our prior quarter.

Non-GAAP EPS was a loss of $0.09, which was $0.03 better than the mid-point of our guidance.

In short, a great start to the year.

As I mentioned earlier, in early July we completed the sale of PowerReview’s business and transferred the assets to ViewPoints. On August 20th, we were informed that the DOJ is investigating whether we satisfied applicable deadlines for transferring, discontinuing use of and deleting copies of two PowerReview software products required to be divested under the joint stipulation and order. The investigation is in a very early stage and no information has been requested from Bazaarvoice. We are cooperating fully with the DOJ and believe we have acted in good faith in interpreting and complying with our obligation under the order.

This time last year was my first quarterly call with Bazaarvoice and when I look back on our company over the past 12 months, we have made significant progress in operating the business and reaccelerating growth. Q1 results sum up our progress very well.

Launches in the first quarter were a record 123, resulting in net new customer growth rate of over 70% in the first quarter. Throughout the last year we have focused on both the quantity and quality of our launch program to ensure timely, high-quality launches that quickly produce results for our clients.

Our sales performance continues to make steady progress. New account acquisition continues to grow and we are making more predictable and consistent performance in our international regions, a reflection of our 2014 investments taking hold. I was particularly pleased with how well our sales teams embraced our new offerings, which exceeded our sales expectations in the first quarter.

Gross bookings were similar to prior Q1s and came on the heels of a very strong Q4. Notable client wins and expansion deals in the quarter include Loews, Lenovo, Whirlpool and OPI. As we look to Q2, our pipeline is robust and healthy.

Our focus on client retention continues to pay off. If we were remove the one large client for which we have negotiated an early termination, we saw reduction in our dollar churn rate, both sequentially and year-over-year. One of the clear differences in our company over the last year is our holistic approach to customer satisfaction, resulting in a new level of client retention management.

Combining the impact of both investments in client retention and sales, we continue to expect strong improvement in our net bookings growth rate this fiscal year, which is our economic engine and a key measure in driving our growth rates higher. We remain confident in our ability to return revenue growth rates to between 15% to 25%.

` Our renewed focus on innovation is a big deal for Bazaarvoice. We recently launched three new offerings, Bazaarvoice Curations, Sampling and Local, that not only complement our core Conversations platform but in the case of Curations and Local, help us penetrate new opportunities and expand our addressable market. Curations allows our customers to source brand-specific content from all the major social platforms including Facebook, Twitter, and Instagram, to provide trusted, relevant photos, videos or other social content for shoppers and advocates alike. For example, Johnson & Johnson, who has used Conversations for ratings and reviews as part of its consumer engagement strategy for a number of brands, recently grabbed national attention for a campaign called #babycakesmash that is targeted at parents who share photos of their kids on social media. Using Curations, Johnson Baby is capitalizing on the user generated content shared on Instagram, Pinterest and Twitter to source new content that helps them connect with moms. Similarly Yeti Coolers is using Creations to show its customers using the company’s premium products in ways that help outdoor enthusiasts have a good time doing what they love. Yeti already enjoyed rave reviews of its offerings with some customers writing complete stories of their excursions with Yeti’s products. Now Curations let’s them complement those written reviews with compelling visual content that brings to life the company’s brand promise.

Bazaarvoice Local appeals to our national brand clients that want to extend the power of ratings and reviews to their dealer or agent networks. Linux Industries is a great example of a company that is driving its business by giving dealers more tools to compete in their local markets. Since launching its premier advocacy program with Bazaarvoice Local, Linux has seen a 41% spike in traffic to the sites of dealers who publish their customer feedback on Linux.com. This is just one approach our clients are taking with Bazaarvoice Local.

And lastly, Bazaarvoice Sampling is focused on the most important part of the product lifecycle, the launch. Brands and retailers love Sampling because consumer can sample products prior to launch and in turn provide detailed reviews. The brand or retailer can then use the reviews to determine the likelihood of a successful launch and then go to market with hundreds, if not thousands of reviews on the first day.

Over the last year we have talked about the growth in our network as we add brands via our Connections offering that allows them to respond to questions and reviews directly on retail sites. In the first quarter, we added over 300 new Connection customers representing nearly 700 brands, a record, bringing Bazaarvoice’s network customers to over 1,800 organizations.

Our retailers are partnering with us to market the power of Bazaarvoice to their brands, and in the first quarter more than 90% of these new Connections opportunities originated from our retail customers, a true testimony to our ongoing ROI provided by our network and our offerings.

In addition, once a brand is a Connection customer they become a great prospect not only for Conversations but also Curations and Sampling.

Total customers on our network now total over 3,000, an increase of 75% from this time last year. Traffic once again was very strong with 585 million average monthly unique shoppers in Q1. That is up over 35% from the same period a year ago, and an all-time high. The content on our network received approximately 61 billion impressions in Q1, an increase of over 30% year-over-year.

Our Media business had another good quarter at 1.7 million in revenue. As you know, we made some changes in organization and strategy last year and I am pleased with where the business is heading. We are in the early days of seeing another level of traction with a pipeline that has been building nicely.

Another highlight of the first quarter was strong customer adoption of the Bazaarvoice Trust Mark. Trust Mark allows our customers to communicate to their shoppers that each and every review has passed our authenticity standards. Authenticity in the area of user-generated content is a hot topic and reports continue to press the industry’s attention toward addressing the challenge of fraudulent reviews. I am proud that we represent the highest standards in this area and we now have more than 325 customers displaying the Trust Mark on their sites, up from 80 last quarter.

Finally, I am happy to announce the addition of Michael Paulson to our Leadership Team as Executive Vice President of Product Management. Michael joins us from eBay where he was the Head of Product for Seller Insights.

In summary, I’m very pleased with the progress we have made in the last year and our Q1 results are proof of continued real improvements in our operations, client retention, sales and revenue growth. We have completed the divestiture of PowerReviews, launched three new offerings with more innovation to come, and positioned the Company well to meet our goal of between 15% to 25% top line growth.

I’m excited about what the rest of Fiscal 2015 has in store for my team and look forward to reporting our results in coming calls.

With that, I will now turn the call over to Jim.

Jim Offerdahl: Thank you, Gene, and thank you to everyone who joined the call today. As a reminder, we are on fiscal year calendar ending April 30th, so today we are reporting results from continuing operations for our first quarter of Fiscal 2015 ending July 31st, 2014.

For the first quarter we achieved total revenue of $46 million, up 7% sequentially and up 14% year-over-year. As Gene mentioned, our revenue growth rate ticked up in Q1 and we now believe our 11% growth rate in Q4 was the bottom.

We achieved SaaS revenue of $44.3 million, up 6% sequentially and up 14% year-over-year. Net Media revenue was $1.7 million.

Adjusted EBITDA for the first quarter was a loss of $5.3 million, a significant improvement sequentially from Q4 and consistent with the same period a year ago. Our non-GAAP net loss per share was $0.09.

Strong Q4 bookings led to excellent Q1 launches as we launched 123 clients, another record and more than double from 59 in Q1 of last year. Net new clients were also strong in Q1 as we added 64, up 73% from 37 in Q1 of last year.

Our client retention rate was 94.8% in Q1. This was lower than typical as client losses included approximately 20 client with immaterial revenue that were either a clean-up of last quarter’s Connections and PowerReviews accounts when we changed definitions, or were prior (inaudible) clients. Without such losses, our client retention rate would have been relatively consistent with our average over the last four quarters.

We ended the quarter with 1,197 active clients, an increase of 275 or approximately 30% from the year ago. Annualized SaaS revenue for average active client in the first quarter was $152,000, down $4,000 from the prior quarter as we had a large number of launches in Q1. We continue to expect our annualized revenue per client to decline somewhat in the future as our launches generally continue to grow and as we continue to add new clients at initial pricing that is lower than our company average. We view this as healthy for our network and our business, consistent with our land and expand approach, especially as we introduce new and innovative products such as Curations.

Gross margins were 66% in Q1, down from 71.3% in the same period last year. Gross margins were again impacted by higher hosting costs as our impression volumes continued their good growth and higher amortization of capitalized software as we continue to innovate on our products. We expect gross margins to remain in the mid 60s for the rest of the fiscal year.

Sales and marketing expenses were $19.8 million and represented 43% of revenue this quarter, compared to $19.4 million or 48% in the same period last year. As we have stated previously, we expect to gain leverage as a percent of revenue throughout Fiscal Year 15 as we gain sales overhead efficiencies, leverage our larger and more experienced sales force, and have more product and services to sell.

R&D expenses were $8.9 million, representing 19% of revenue this quarter as compared to $7.9 million or 20% in the same period last year. We expect to continue to increase our dollar investment in R&D throughout Fiscal 15, especially in the areas of innovation and new products, while at the same time getting some leverage as a percent of revenue.

G&A expenses were $7 million and 15% of revenues, down from 17% last year as we continue to gain economies of scale.

We achieved annualized revenue per average employee of $235,000 in the first quarter, up from $215,000 in the same period a year ago, and we ended the quarter with 787 employees.

Now let’s turn to the balance sheet. As of July 31st, 2014, we are well capitalized with $93.1 million in cash and cash equivalents. In early July we received cash proceeds of approximately $25.5 million from the divestiture of PowerReviews. The remaining $4.5 million of the purchase price is being held in escrow for 12 months.

We ended the first quarter with DSOs of 76, an improvement for second quarter in a row.

Our deferred revenue balance is $59 million at the end of Q1 compared to $56.7 million at the end of Q4, and $50.8 million at the end of Q1 last year, representing a sequential increase of 4% and a year-over-year increase of 16%. As I’ve said in prior calls, measuring changes in deferred revenues is not a good proxy from bookings during the quarter as we typically have a varying mix of billings frequency with average up-front billings of less than one year.

Moving on to cash flow, cash use from operations of $3.4 million improved considerably from the same period last year due primarily to minimal cash expense related to the DOJ case in Q1 this year as compared with the $6 million we spent in Q1 last year. Cap ex was $3.3 million in Q1, of which $2.4 million was capitalization of developed software as we continue innovation on our new platform and new products.

Now I’d like to finish with our financial outlook. Q1 was a strong start to the year. With that in mind, as Gene mentioned, we are increasing our revenue guidance for Fiscal Year 2015 and now expect total revenue to be in the range of $188.5 million to $191.5 million, up 13% year-over-year at the midpoint of the range. We are maintaining our outlook for Adjusted EBITDA and non-GAAP net loss per share for Fiscal Year 2015. We expect Adjusted EBITDA loss to be in the range of $14 million to $16 million and non-GAAP net loss per share to be in the range of $0.32 to $0.36 based on 79.4 million weighted average shares outstanding. While revenue growth remains our top priority, we continue to make progress towards profitability.

Now turning to guidance for the second fiscal quarter of 2015. We expect total revenue to be in the range of $46.5 million to $47 million, which represents a 14% increase at the midpoint of the range. Recall, if the one-time impact from the large client termination fee were excluded from Q1, our Q1 revenue growth rate would have been 12%. We expected Adjusted EBITDA loss to be in the range of $4 million to $5 million. Non-GAAP net loss per share is expected to be in the range of $0.08 to $0.10 based on 78.8 million weighted average shares outstanding.

In summary, Q1 was a great start to the year. We are well positioned to pursue the large, underpenetrated market in front of us and we are expanding the value we provide to our clients. Our investments in sales capacity and new product innovation, as well as our improved operational capability, are returning Bazaarvoice to higher revenue growth rates and we believe we are on the right track to achieve our revenue growth rate target of 15 to 25%.

Before we take questions, I’d like to remind everyone that we’ll be presenting at the Deutsche Bank Technology Conference September 10th in Las Vegas.

With that, Operator, please turn the call over for questions.

Operator: Thank you. We will now be conducting a question and answer session. If you’d like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is from Brendan Barnicle with Pacific Crest. Please go ahead.

Brendan Barnicle: Thanks so much. Gene, you mentioned—and I caught some of it—something new with the DOJ. Can you just refresh me again what that is and what the timing is on how all that gets worked out?

Gene Austin: Yes, Brendan. On August 20th we were informed by the DOJ that they were investigating whether we had satisfied the applicable deadlines for transferring or discontinuing us of or deleting copies, specifically to two software components that were part of the PowerReviews asset. So if I back up for just a second, in the middle of the spring I think we commented that we believed that divestiture was a likely occurrence. Since that time we had allocated dedicated resources on the side of Bazaarvoice to work towards that eventual outcome. It involved millions of lines of software code, employee contracts, relocating employees to new places—specifically we had to move our Bazaarvoice team out—so very, very obviously involved process to complete a divestiture of a company that we had in the business for two years. That came to conclusion on July 2nd and on August 20th we received this notice that they’re investigating an issue around, as I said, two software components. I don’t—it’s very early and in respect to the DOJ’s process, I really don’t have anything else to comment there but hopefully that gives you some context. We’re obviously working in good faith with the DOJ and expect to cooperate fully on this investigation.

Brendan Barnicle: So have your lawyers given you any sense on how long or the scope of this. I mean it sounds like it’s opening a whole another can of worms and I just want to be able to put it back into maybe the right perspective.

Gene Austin: I can’t really give you perspective on the case, or this investigation. It’s very early and it is—you know, I don’t really have a feel for what I think the timeline is.

Again, I think it’s focused on these two pieces of software and in perspective, you know, the divestiture completed on the 2nd of July, so I think it’s—we’ll have to wait and see the length of time involved here.

Brendan Barnicle: Okay, great. Then can you just remind us again the difference between client churn, and Jim, you mentioned kind of some of the reasons why that was a little bit lower versus dollar churn.

Jim Offerdahl: Yes. It’s Jim, Brendan. We had client churn this time a little bit higher than typical because we had some clean up of some prior accounts and FeedMagnet accounts that left and without those our client churn would have been pretty typical what it’s been, the same as the average that it has been the last four quarters.

From a dollar churn standpoint, we did have one large one that we talked about last quarter and without that our dollar churn rate would have been actually quite good.

Brendan Barnicle: Great. Then lastly, you had some questions, or mentioned in your comments some things about pricing and ASPs. Now is that just related to lower ASPs on some of the new products that have a smaller footprint, or has there been any sort of change in overall pricing or the pricing environment?

Jim Offerdahl: This is Jim again. No change in the pricing of overall change, or pricing environment I should say. Our average revenue per active client, and an active is clients that we get revenue from, went from $156,000 to $152,000 sequentially and that was primarily because we had a large number of launches and we typically do bring new clients in at a lower average ASP than what our average is across all our clients, because over time our clients generally on average tend to grow.

Brendan Barnicle: Great. Thanks a lot, guys.

Gene Austin: Thanks, Brendan.

Operator: Thank you. The next question is from Kevin Liu of B. Riley. Please go ahead.

Kevin Liu: Hi. Good afternoon. I guess first off could we start with FeedMagnet contributed in revenues to the quarter, and then maybe also what percentage of the new client adds within the quarter were from some of the newer solutions?

Jim Offerdahl: Yes, this is Jim. We don’t talk about how much Curations is part of our revenue. I would say it’s pretty small because we’ve got $46 million worth of revenue and that’s a brand new product that we just started selling this last quarter, so the percent of revenue is obviously very small.

Gene Austin: But the sales far exceeded our expectations.

Jim Offerdahl: Yes, the bookings side.

Gene Austin: So the bookings side was quite strong and obviously the revenue from Feed Magnet, it was—it’s a small company so the revenue contribution was pretty much what the company was when we acquired it, but the sales bookings obviously far exceeded our expectations. So we were quite excited about Curations. We actually think Curations has the opportunity to be a significant piece of the business because it opens up new opportunities and new markets as well as allowing us to expand our ability to capture more share inside of our current customers.

Kevin Liu: Got it. I think you mentioned in your script gross bookings were similar to Q1 levels a year ago. Should we take that to infer that the number of launches that you would anticipate for Q2 might be on par with what you experienced last year then?

Gene Austin: Well, let me comment about bookings and then Jim, you can comment about launches.

So the way to look at bookings is that Q4 was one of the strongest quarters in the Company’s history. In fact I think the only quarter that exceeded Q4 were those that had $1 million or more deals at the same time, during that quarter. So Q4 without any million dollar plus deals was our largest quarter in the Company’s history.

As we entered Q1 the core business, Conversation, was less than sure of the pipeline than ideal given the strength of Q4. We actually took some Q1 business into Q4. But we countered that with strong performance of Curations, Sampling and Professional Services. So, but I would characterize Q1 which is always our seasonally lowest quarter as a very typical Q1 for the business.

Jim Offerdahl: Yes, and just to pile on there from a launch perspective, then something similar to prior year would be a pretty good assumption for a launch perspective.

Kevin Liu: Okay, and just lastly, looking at your full year guidance, obviously you’ve taken up the revenue line. Does the lack of flow through to the bottom line, is that more reflective of some of the costs you’re seeing in the gross margin side, or are you planning some heightened investments given the reacceleration in growth here?

Jim Offerdahl: This is Jim. We’re continuing to make investments in R&D and Sales and basically we’re—the overachievement on the revenue in Q1 we’re ploughing back into the business, especially around new products and Curations, given the good start that we’ve had.

Kevin Liu: Great. Thank you.

Operator: Thank you. The next question is from Greg Dunham with Goldman Sachs. Please go ahead.

Greg Dunham: Hi. Thanks for taking my question. I wanted to follow up on Brendan’s question about the new DOJ notification. I know you can’t comment too much about it but do you know what catalyzed this to take place here on August 20th? What forced them or what caused them to reinvestigate, so to speak.

Gene Austin: Greg, all I can say is we received a letter. We’ve not handed over—they’ve not asked for anything from us. I don’t know what catalyzed this. I’ll be honest with you, the—we debated whether it was appropriate to disclose this letter to investors because it’s so early, it involves two components of software and we don’t know the intentions of the DOJ in this situation. So I debated whether it was the right thing to do to bring it forth in our Q and in our earnings call, but I landed on the side of we try to run a very transparent business here as much as possible to our investors on this particular issue, so I want to give everyone an alert. You know, we obviously have to take any kind of letter we get from the DOJ as an important thing to consider and watch. This is not an anti-trust situation. This is not the same situation as what happened with the overall asset itself. But yet, at the same time, the order is an important document and we believe we acted in good faith on it and we’re going to support whatever investigation process that the DOJ wants to go through, but they have not given us a process. They have merely alerted that they are investigating whether we handled these two software components appropriately.

Greg Dunham: Okay, I appreciate that. Then one more from me. You mentioned that the Conversations bookings in Q1 had a little bit of (inaudible) quarter following a very strong Q4 which is natural into Q1. I guess you also said the pipeline looking forward was robust and healthy. How do you characterize the pipeline for Conversations itself?

Gene Austin: Yes. The Conversation business in Q2 I expect to rebound nicely. You know, it’s a classic lull that you have from time to time after a strong Q4 and what I see coming down the pipe for the Conversations pipeline is very encouraging and looks very good. So when you take that and you combine that with what we’re seeing from the new products, you know, I feel very good about where we’re positioned with our product line and the market demand for such products.

Greg Dunham: Makes sense. That’s all from me. Thanks.

Jim Offerdahl: Yes.

Operator: Thank you. The next question is from Jennifer Lowe of Morgan Stanley. Please go ahead.

Jennifer Lowe: Great. Thank you. I wanted to follow up a little bit on the full year guidance for revenue vis a vis Q1’s upside and then the Q2 guidance, and just kind of running through the numbers at the midpoint it sounds like the full year guidance only implies around 12% growth in the back half of the year, which is consistent with the commentary around Q4 being the bottom, but there’s only a slight improvement given kind of the growth we saw this quarter and potentially could see next quarter. So, you know, I guess I just wanted to dig into that a little bit and get a feel for how much of it is you all wanting to be conservative as you come out of the turn versus anything you see in the business, any headwinds that we should be thinking about for the second half that might create slightly buffered growth comparables.

Jim Offerdahl: Jennifer, this is Jim. I think I’ll start at, you know, as Gene said, we expect a strong improvement in our net bookings growth rates this year. We’ve got a good pipeline going into Q2. Note that we had the one large client with a termination fee in Q2—I’m sorry, Q1, which without that our growth rate in Q1 would have been 12%, not 14% So when you take a look at that, the first half is around the 13% year-over-year range when you combine the Q1 and Q2, and second half is in the 12-ish range, 12 plus range, so it’s relatively similar when you look at it that way.

The other thing is in Q1 we had, as Gene noted, bookings of our new product Curations is quite strong and a lot of those deals were combined with Conversations, and when they’re combined it takes longer to implement and therefore longer to revenue, which is impacting the second half a bit.

And lastly, to your point, hopefully the second half is a bit on the conservative side as well.

Jennifer Lowe: Thank you. Maybe just one more. In the prepared remarks, Gene, I think you mentioned that sort of—or maybe it was Jim—it’s hard to keep track. There was a mention that you were feeling encouraged by the pipeline or the amount of traction you’re seeing with the Connections product and view that as a pipeline for conversions to other products over time. Could we dig into that a little bit more? Are there any sort of anecdotes or color you can provide on how the Connections audiences potentially helped build pipeline for some of the other solutions?

Gene Austin: The most important development in the Connections business is that 18 months ago those customers were largely sourced by our own efforts and now 90% of the Connections customers are now being sourced and partnered with us by our retail clients. It just shows that retailers are increasingly wanting to speed up the process of getting brands integrated into their user-generated content strategies using Connections.

The Connections conversion to revenue has been mid single digits and I think that has the opportunity to go higher. In fact, you know, we plan to expend resources to drive that higher and I so I think that’s a hopeful sign for additional bookings momentum as we look forward. But I think the most important thing is the speed at which we’re adding Connections customers which gives them basically the ability to just answer questions and respond to reviews, and doing that with the aid of our retail partners.

Jennifer Lowe: Okay. Thank you.

Operator: The next question is from Stephen Ju of Credit Suisse. Please go ahead.

Stephen Ju: Hey guys, so given all the new products as well as geographic expansion any context you can share in terms of the range of ARPU between your ecommerce clients versus your brand clients as it stands now? I’m just trying to get a feel for where clients are coming in when they first start a relationship with you and where that can go longer term. Thanks.

Gene Austin: Stephen, could you repeat that. You faded out quite a bit. I only got half of your question.

Stephen Ju: Yes. So I’m just trying to get a feel for where clients are coming in when they first start a relationship with you, and where that can go over the longer term in terms of ARPU. I remember when you guys were first going public there was a range of ARPU that existed between your ecommerce clients as well as your brand clients and I’m just kind of wondering where that stands now.

Jim Offerdahl: Stephen, thank you for repeating. This is Jim. Yes, our—over a period, over time our older clients typically do tend to trend up from an ARPU perspective and from a brand versus retail ecommerce, in your vernacular, brand average revenue per client is about 1.5X that is what retail is. Our brand revenue itself is growing faster than our retail revenue which you would imagine.

Stephen Ju: Thank you.

Operator: Our next question is from the Nandan Amladi of Deutsche Bank. Please go ahead.

Nandan Amladi: Hi, good afternoon. Thanks for taking my question. Back to the comment you made, Jim and Gene, both in your script about achieving your 15 to 25% revenue growth target. The guidance at the midpoint certainly implies that you’ll approach the lower edge of that band. So does this become a fiscal 16 event where we sort of have revenue growth other than that range and perhaps gradually tick up?

Gene Austin: Nandan, we’re seeing—I’m very encouraged by the overall performance of the business and we obviously have spent many quarters building credibility with our investors on operating the business at the right level and hitting our plan and our numbers for you all. But—so when you look at guidance it’s too early to tell if we can hit the 15 to 25% this year. It’s not at all out of the question but we’re guiding appropriately to where we think the business is at this point. But, you know, I do believe our growth rates have real momentum and I think the Company is executing far better than we were 12 months ago from both a client retention and a sales performance standpoint, and our launch team is doing a great job. The key element driving revenue growth in the business are operating at a much better level. We certainly have more room to go but I like the way—I like what I’m seeing.

The 15 to 25% is a goal that we think is achievable. I don’t want to really give a timeline but I do think it’s not out of the question that that happens this year.

Nandan Amladi: Thanks. A quick follow-up on the turn on of new customers. You had more go-lives this quarter than you’ve had in quite a while and presumably you’re getting more efficient at this, but you’re also signing—I think Jim made this comment earlier to another question about customers turning on multiple modules often takes a little bit longer. So how should we think about sort of the puts and takes here as you do sign larger deals, particularly on Curations, for the remainder of the year?

Gene Austin: Nandan, that remains to be seen as to what mix we sell. You know, when we do upsells of Curations to existing clients, that implementation is relatively quick; the same or better than a typical Conversations client. When it’s combined with Conversations, that’s when it gets longer and that’s what remains to be seen, is what that mix is going to be between an upsell and a sale to a new customer of both Conversations and Curations combined. When that happens, you know, both need to be implemented to get to revenue. So that mix remains to be seen.

Nandan Amladi: Thank you.

Operator: Thank you. We have no further questions in queue at this time. I would like to turn the floor back over to Mr. Austin for any closing remarks.

Gene Austin: Thank you all very much for attending Q1. Again, I think it was a great start to our year and we look forward to talking to you all in future calls. Thanks again.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.